Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN
BANK OF NEW JERSEY
AND
NANCY E. GRAVES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made April 5, 2016, between Bank of New Jersey, a commercial bank organized and existing under the laws of the State of New Jersey (the “Bank”), and Nancy E. Graves (the “Executive”).

WHEREAS, the Executive and the Bank desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive’s employment at the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1.                                      Position.  During the Term, the Executive shall serve as the President and Chief Executive Officer of the Bank and shall report to the Board of the Directors of the Bank. The Executive shall perform such duties as may be assigned to her from time to time by the Board of Directors of the Bank (the “Board”).  During the Term, the Executive shall devote all of her business time, attention, skill and efforts exclusively to the business and affairs of the Bank and its subsidiaries. In light of the compensation paid to the Executive for her employment under this Agreement, she will not be entitled to any additional compensation for her services or for any other duties she may undertake on behalf of the Bank or as a member of the Board, any parent board or the board of any subsidiary.  Furthermore, Executive’s membership on the Board, any parent board or the board of any subsidiary shall terminate effective upon Executive’s termination of employment for any reason, and Executive agrees to cooperate and sign all necessary documents to assure that her termination of membership on such Boards is properly documented.

Notwithstanding the foregoing, Executive may be involved in various leadership and non-leadership capacities on a volunteer basis for not-for-profit organizations as a representative of the Bank. In addition, nothing herein shall preclude the Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing her and her family’s personal investments and affairs provided that any such activities do not interfere with the regular performance of her duties and responsibilities under this Agreement and do not violate her obligations under Section 11 of this Agreement, and provided further that the Executive shall not serve as a paid director of any organization without the consent of the Board of Directors, confirmed to Executive in writing.

2.                                      Term of Employment. The Term of this Agreement shall be for a period of one (1) year, commencing on the date hereof (the “Initial Term”) and shall thereafter automatically renew for additional one-year periods (each, a “Renewal Term”), unless sooner terminated in accordance with this Agreement or, with respect to a termination at the expiration of the Initial Term or the Renewal Term, written notice is given by one party to the other at least 90 days prior to the expiration of the Initial Term or such Renewal Term, as applicable.  The Initial Term and any Renewal Term are herein collectively referred to as the “Term.”

3.                                      Compensation. The Bank shall pay to the Executive compensation for her services during the Term as follows:

a.                                      Base Salary:  The Executive shall be paid a base salary of three hundred seventy five thousand ($375,000) Dollars per annum. The Executive’s base salary shall be reviewed annually by the Board of Directors or Compensation Committee of the Bank or its parent corporation, as applicable, and may be increased but not decreased.  The salary shall be paid in accordance with the payroll policies of the Bank.

b.                                      Incentive/Bonus Payments: The Executive shall be entitled to receive discretionary and/or performance-based annual cash incentive/bonus payments as authorized by the Board of Directors or Compensation Committee of the Bank or its parent corporation, as applicable.  Executive shall also be entitled to participate in equity arrangements as may be maintained by the Bank or its parent corporation from time to time, in such amounts, and pursuant to such terms, as shall be authorized by and such Board or Committee, as applicable, in its sole discretion.  The Executive’s annual cash bonus for the Bank’s 2016 fiscal year shall not exceed $100,000.

c.                                       Car Allowance. The Executive shall be entitled to a car allowance in the amount of nine hundred ($900) Dollars per month.

d.                                      Business Expenses: The Executive shall be entitled to reimbursement for all reasonable and customary business expenses incurred by her with respect to the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank.

4.                                      Benefits. The Executive shall be entitled to receive benefits, including health, vision, dental and life insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors or Compensation Committee of the Bank or its parent corporation, as applicable.

5.                                      Time Off. The Executive shall be entitled to: (i) five (5) weeks of vacation time; (ii) three (3) personal days, and (iii) ten (10) holidays as per the Bank’s paid time off policies.

6.                                      Termination for Cause.

a.                                      The Bank may terminate the Executive’s employment for Cause upon written notice to the Executive, which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination.

b.                                      For purposes of the Agreement, “Cause” shall mean: (i) the continued failure by the Executive to perform her duties hereunder or failure to abide by any policies of the Bank for a period of at least fifteen (15) calendar days after at least one written warning from the Bank identifying any such failure; (ii) the willful misconduct of the Executive in the performance of her duties hereunder; (iii) conviction of a crime (other than a minor traffic violation) or a plea of nolo contendere; (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than due to Disability after written notice from the Bank; (vi) Executive’s breach of Section 11 of this Agreement; (vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as an officer of the Bank under any state or federal banking laws or regulations; (viii) Executive’s conduct that brings, or is likely to bring, public discredit on, or injures, or is likely to injure the reputation of the Bank, in the Bank’s commercially reasonable opinion; (ix) the commission of an act of dishonesty in the performance of her duties hereunder; or (x) failure to follow lawful, written directives of the Board of Directors; provided that, in each case other than with respect to the event described in clause (iii) above, the Board shall have provided at least one written warning to the Executive identifying the conduct or event that would constitute “Cause” and such conduct or event shall not have been remedied or cured within fifteen (15) calendar days after written notice is delivered by the Board to the Executive.  In addition, in order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with notice of the grounds providing the purported basis for termination and provide the Executive an opportunity to meet with the Board in person to address the proposed grounds.

7.                                      Termination without Cause.  The Board of Directors may, at its discretion, terminate Executive’s employment without Cause.  Subject to Section 10, iIn lieu of any severance that may otherwise be payable to the Executive pursuant to any policies of the Bank, whether existing on the date hereof or in effect from time to time hereafter, in the event the Bank terminates the Executive’s employment without Cause, and conditioned on the Executive signing and not revoking a release of claims in such form reasonably prescribed by the Bank (the “Release”), such Release becoming irrevocable within 30 days following the date of termination, and provided that the Executive is not otherwise in breach of this Agreement, the Bank shall pay the Executive’s base salary through the expiration of the Term in which such employment termination occurs (the “Severance Period”), with such continued salary payment made in equal installments in accordance with the Bank’s regular payroll practices then in effect.  The severance benefits described in this Section 7 will be paid or begin to be paid or provided on the 30th day following the date of termination and shall not be reduced or altered in the event that Executive secures other employment prior to the expiration of the termination payments.  No other payments shall be made or benefits provided by the Bank under this Agreement except as otherwise required by law or the Bank’s benefit plans. As a condition to such payments, Executive agrees to make herself available by telephone on reasonable notice for ninety (90) days after her employment to assist transition of her responsibilities and/or answer any other questions the Bank might have.

8.                                      Voluntary Resignation; Expiration of Term. The Executive may resign from her employment with the Bank and terminate this Agreement hereunder at any time during the Term for any reason upon ninety (90) days prior written notice.  The Bank may waive all or any portion of the notice period and notify the Executive that her resignation date has been accepted as of an earlier date.  The Executive shall not be entitled to any additional compensation for the time after which she ceases to be employed by the Bank and all rights, duties and obligations of both parties relative to this Agreement shall terminate, except for those provided for in Section 11.  In the event that the Bank elects to not renew the Term pursuant to Section 2, the Executive’s employment with the Bank shall cease at the end of the applicable Term and the Executive shall not be entitled to any additional compensation for the time after which she ceases to be employed by the Bank and all rights, duties and obligations of both parties relative to this Agreement shall terminate. After a notice of non-renewal and until the Executive’s termination of employment, the Bank may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Bank’s offices.

9.                                      Death or Disability.  If the Executive’s employment with the Bank ceases as a result of the Executive’s death or Disability, then the Bank’s obligation to the Executive will be limited solely to the payment of accrued and unpaid base salary, reimbursement of unpaid expenses and benefit entitlements under the Bank’s benefit plans.  All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA, the Bank will have no further liability or obligation by reason of such termination.  For purposes of this Agreement, “Disability” means a condition entitling the Executive to benefits under the Bank’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Bank and applicable to the Executive, “Disability” will mean the Executive’s inability to perform her duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last for a continuous period of 120 days or more.  Termination as a result of a Disability will not be construed as a termination by the Bank “without Cause”.

10.                               Effect on Change-In Control Agreement.  Notwithstanding anything else to the contrary in this Agreement, if benefits become payable under the Change of Control Agreement between the Bank and the Executive, dated as of even date herewith (the “Change of Control Agreement”), this Agreement, except for Section 11 of this Agreement which shall remain in full force and effect and may be enforced by the Bank or any entity that acquires the stock or assets of the Bank, shall no longer be effective in any respect (including without limitation the Bank’s obligation to pay, and the Executive’s right to receive, severance to the Executive pursuant to Section 7 shall immediately terminate).

11.                               Non-Disclosure, Non-Compete and Restrictive Covenants.

a.                                      Covenant Not to Compete.  As consideration for the benefits conferred upon Executive under this Agreement, Executive agrees that during the Executive’s employment with the Bank and the Covenant Term, she will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with the Bank in the business of banking in Bergen, Passaic, Hudson or Essex Counties in New Jersey or Rockland County in New York.  For purposes hereof, the “Covenant Term” means (i) prior to any benefit becoming payable under the Change of Control Agreement,  means the period of time during which the Executive is receiving severance benefits, if any, under Section 7 above, or (ii) if a benefit is paid under the Change of Control Agreement, (X) the six-month period following the Executive’s termination of employment if the Change of Control Agreement benefit becomes payable before the first anniversary of the date of this Agreement or (Y) the one-year period following the Executive’s termination of employment if the Change of Control Agreement benefit becomes payable on or after the first anniversary of the date of this Agreement.

b.                                      Non Solicitation.  During the Executive’s employment with the Bank and the six-month period following the Executive’s employment with the Bank, the Executive agrees that the Executive will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)                                     solicit or attempt to solicit from any customer that Executive serviced or learned of while in the employ of the Bank (“Customer”), or any potential customer of the Bank which has been the subject of a known written or oral bid, offer or proposal by the Bank, or of substantial preparation with a view to making such a bid, proposal or offer, within three months prior to such Executive’s termination of employment (“Potential Customer”), business of a similar nature or related to the business of the Bank;

(ii)                                  cause or induce or attempt to cause or induce any Customer, Potential Customer, licensor, supplier or vendor of the Bank to reduce or sever its affiliation with the Bank;

(iii)                               solicit the employment or services of, or assist anyone else to hire or engage, any person who was employed or engaged by or consultant to the Bank as of the termination of the Executive’s services to the Bank or within three months prior thereto; or

(iv)                              otherwise interfere with the business or accounts of the Bank.

For purposes hereof, “solicitation” shall include directly or indirectly initiating any contact or communication of any kind whatsoever (other than advertisements of a general nature) for purposes of inviting, encouraging or requesting such Customer, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the employee or any person, firm or entity other than the Bank.

c.                                       Confidential Information.

(i)                                     As used herein, “Confidential Information” means any confidential or proprietary information relating to the Bank of any of its affiliates including, without limitation, the identity of the Bank’s customers, the identity of representatives of customers with whom the Bank has dealt, the kinds of services provided by the Bank to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.  Notwithstanding the foregoing, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Executive from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Executive from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Executive will provide the Bank with prompt notice of such request so that the Bank may seek (with the cooperation of the Executive, if so requested by the Bank), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement.  If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(ii)                                  At all times, both during the period of Executive’s services for the Bank and after termination of Executive’s services, the Executive will keep in strictest confidence and trust all Confidential Information and the Executive will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Executive’s duties for the Bank, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Bank except as may be necessary in the ordinary course of performing the Executive’s duties for the Bank.

d.                                      No impact on existing obligations under law or contract.  The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of the Bank to refrain from competing against, soliciting customers, officers, or employees of, or disclosing confidential information of the Bank while the Executive is serving as an officer or employee of the Bank or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

e.                                       Remedies.  The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and other equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in law or equity without the necessity of proving actual damage and without posting a bond or other security, and a temporary restraining order may be granted immediately upon the commencement of any such suit, and without notice to Executive. If in any judicial proceeding a court refuses to enforce any covenant as written because of a covenant’s duration, geographic scope or otherwise, the covenant shall be construed to have the maximum duration, geographic scope or benefit to the Bank permitted by law and Executive hereby consents to enforcement to the maximum extent deemed appropriate by the Court. Executive shall not raise as a defense to any such relief (i) that such relief is unenforceable, invalid, contrary to law or inequitable for any reason, (ii) that monetary damages would provide an adequate remedy or (iii) that the Bank otherwise has adequate remedies at law.

f.                                        Survival and Applicability.   The provisions of this Section 11 shall survive the termination of the Executive’s employment for any reason whatsoever.

12.                               Recoupment Policy.  The Executive agrees that the Executive will be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Bank, as in effect from time to time and as approved by the Board of Directors of the Bank or its parent corporation, or a duly authorized committee thereof, whether or not approved before or after the Effective Date of this Agreement.

13.                               Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provisions of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

14.                               Representation by Counsel.  The Executive represents and warrants to the Bank that she has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

15.                               Governing Law, Venue and Jurisdiction.  This Agreement shall be governed by, and interpreted and construed in accordance with the laws of New Jersey applicable to agreements made and fully to be performed in such state.  Any and all claims arising out of or related to this Agreement shall be brought in the Superior Court of New Jersey, Bergen County, unless at the option of the Bank, any dispute, claim, controversy or question arising under, out of or relating to this Agreement, the Executive’s employment or termination of employment, including but not limited to any and all statutory claims, but excluding claims pursuant to Section 11, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator mutually selected by the parties hereto.  Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such last in effect (in the event that such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 21 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for a final and binding appointment of a neutral arbitrator, however, if such Association is not then in existence or does not act in the matter within 45 days of any such application, either party may apply to a judge of the local court where the Bank is headquartered for an appointment of a neutral arbitrator to hear the parties and such judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on the parties and no action at law or in equity shall be instituted, or if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Bank shall each bear all of their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one half of the costs of any arbitrator. The arbitrator shall have the right to award either side reasonable attorneys’ fees as provided by law.

16.                               Section 409; Section 280G.

a.                                      If the termination giving rise to the payments described in Section 7 is not a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Section 7 will instead be deferred without interest and will not be paid until Executive experiences a separation from service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following Executive’s separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s separation from service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period.

b.                                      For purposes of 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

c.                                       Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of 409A be subject to offset by any other amount unless otherwise permitted by 409A.

d.                                      Notwithstanding any other provision to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of her employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangement, any reimbursement or payment of an expense under such plan or arrangements must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

e.                                       If any payment due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Bank or any of its affiliates or related entities, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G of the Code) and subject such payments to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the amounts otherwise payable under this Agreement, and any other payments and benefits that the Executive receives or is entitled to receive from the Bank or any of its affiliates, shall be reduced to the aggregate amount of payments that may be made to the Executive without incurring an Excise Tax.

17.                               Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Bank and the Executives, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

18.                               Assignment. This Agreement is personal to the Executive and the Executive may not assign any of her rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, heirs, successors, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged and the successor Bank shall be bound by the terms set forth in this Agreement.

19.                               Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.                               Notices.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Executive, at the address on record with the Bank, or (ii) of to the Bank as follows: Bank of New Jersey, Attention: Albert Buzzetti at 467 Sylvan Avenue, Englewood Cliffs, NJ  07632.

21.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

EXECUTIVE	BANK OF NEW JERSEY

Nancy E. Graves	By:	Steven Crevani
NANCY E. GRAVES	Name:	Steven Crevani
	Title:	Chairman of the Compensation Committee